Electroicmoto
NO SOUND EQUALS MORE GROUND


April 1, 2004

Employment Agreement (2)


Ely Schless is serving as the President, CEO and Treasurer of Electric Moto Corporation as of today's date. He is to receive a salary of $4,000 per month for services rendered.

Krista Johnson is serving as Mr. Schless's administrative / clerical assistant. She is to receive $600 per month for services.

/s/  Ely Schless
Ely Schless-President